Exhibit 99.2

Acquired Behavioral Health Portfolio

Combined Statement of Revenue

For the Three Months Ended March 31, 2017

(Unaudited)

(In thousands)

Three Months Ended March 31, 2017
Rental Income	$3,281

See accompanying notes to the Combined Statement of Revenue

Acquired Behavioral Health Portfolio

Notes to Combined Statement of Revenue

Note 1 — Basis of Presentation

In April 2017, Care Capital Properties, Inc. (“CCP”) completed its acquisition of the Acquired Behavioral Health Portfolio (the “Portfolio”), comprised of six behavioral health hospitals, in a sale-leaseback transaction.  Prior to the acquisition date, these properties were leased to affiliates of the sellers under separate triple-net leases that were terminated at the acquisition date.  Given the nature of the relationship between the Portfolio and the affiliates, these leases were determined to represent related party transactions.  The amount of the related party transactions associated with the leases to affiliates is $3.3 million for the three months ended March 31, 2017, which is reflected in rental income in the combined statement of revenue.  Due to the related party nature of the historical lease agreements between the sellers and their affiliated tenants, the base rent terms may not have been at market rates and, therefore, may not represent future rental income of the Portfolio.

The combined statement of revenue relates to the rental operations of the Portfolio’s properties and was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, including Rule 3-14 of Regulation S-X. Accordingly, the accompanying combined statement of revenue has been prepared using the accrual method of accounting. Certain historical expenses which may not be reflective of proposed future operations of the Portfolio, such as depreciation, amortization, income taxes, certain mortgage interest expense and entity expenses, are not reflected in the combined statement of revenue in accordance with Rule 3-14 of Regulation S-X.

The combined statement of revenue is being presented for the most recent year available instead of the three most recent years based on the fact that the Portfolio was acquired from an unaffiliated party.

Note 2 — Revenue Recognition

The Portfolio’s rental income consists of rent received from the related party tenants in its behavioral health hospitals. All of the Portfolio’s leases are “triple-net” leases, which require the tenants to generally pay all property-related expenses, and therefore these expenses are not included in the accompanying combined statement of revenue. The Portfolio’s leases do not provide for periodic increases in base rent.

Note 3 — Subsequent Events

Subsequent events were evaluated through June 9, 2017, the date on which the Combined Statement of Revenue was issued.  Concurrent with the closing of the acquisition, CCP entered into a long-term triple-net lease dated as of April 28, 2017 with affiliates of the sellers to operate the properties at an initial contractual annual base rent of $30.3 million.